Exhibit (a)(1)(iii)

Citadel Broadcasting Corporation

Letter to Brokers and Banking Institutions

for the

Offer

to Purchase for Cash Consideration

up to $55.0 million aggregate principal amount of

1.875% Convertible Subordinated Notes Due 2011

and

to Exchange

Each remaining 1.875% Convertible Subordinated Note Due 2011 for one Amended and Restated Convertible Subordinated Note Due 2011

($330.0 Million Aggregate Principal Amount Outstanding)

(CUSIP Nos. 17285TAA4 and 17285TAB2)

THE OFFER TO PURCHASE AND EXCHANGE AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 5, 2008, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. EXISTING NOTES TENDERED PURSUANT TO THE OFFER TO PURCHASE AND EXCHANGE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

May 7, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

Enclosed for your consideration is an Offer to Purchase and Exchange, dated May 7, 2008 (the “Offer to Purchase and Exchange”) of Citadel Broadcasting Corporation, a Delaware corporation (the “Company”), relating to the Company’s 1.875% Convertible Subordinated Notes Due 2011 (the “Existing Notes”), and the related Letter of Transmittal and instructions thereto (the “Letter of Transmittal” and, together with the Offer to Purchase and Exchange, the “Offer Documents”), which together constitute the Company’s offer to (i) purchase (the “Offer to Purchase”) for cash, on a pro rata basis, up to $55.0 million of its Existing Notes that are tendered and not withdrawn at a price of $900 per $1,000 principal amount of the Existing Notes (the “cash consideration”), and (ii) exchange (the “Exchange Offer” and together with the Offer to Purchase, the “Offer”) $1,000 principal amount of its newly authorized Amended and Restated Convertible Subordinated Notes due 2011 (the “Amended Notes”) for each $1,000 principal amount of Existing Notes (the “exchange consideration”). The Existing Notes were issued on February 18, 2004 in an aggregate principal amount of $330.0 million, all of which remains outstanding.

Pursuant to a settlement agreement, dated as of March 19, 2008, among the Company, Wilmington Trust Company and the holders of a majority in aggregate principal amount of the outstanding Existing Notes, such holders have agreed to tender all Existing Notes held by them in the Offer. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a majority of the outstanding aggregate principal amount of the Existing Notes. Additional conditions are described in the Offer to Purchase and Exchange.

The Company is requesting that you contact your clients for whom you hold Existing Notes regarding the Offer. Enclosed for your information and use are copies of the following documents:

1.	The Offer to Purchase and Exchange;

2.	Letter of Transmittal to be used by holders of Notes in accepting the Offer;

3.	A letter which may be sent to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.	A Notice of Guaranteed Delivery to be used to accept the Offer if time will not permit all required documents to reach Wilmington Trust Company, the depositary for the Offer (the “Depositary”), prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

A substitute form W-8 BEN, containing information for non-U.S. holders relating to United States federal income tax withholding, will be made available by the Depositary upon your request.

Your prompt action is requested. The Offer will expire at 5:00 p.m., New York City time, on the Expiration Date. Existing Notes tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Amended Notes will not be issued in exchange for Existing Notes so withdrawn.

In all cases, payment for Existing Notes accepted for payment and exchange pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Existing Notes (or a confirmation of a book-entry transfer of such Notes into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase and Exchange)) or an agent’s message acknowledging the tender holder’s acceptance of the terms of the Offer and Letter of Transmittal properly completed and duly executed (or manually signed facsimile thereof)and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

If a holder of Existing Notes desires to tender, but the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the section of the Offer to Purchase and Exchange titled “The Offer—Procedures for Tendering Notes—Guaranteed Delivery Procedures.”

The Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes to purchase and transfer the Existing Notes pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any questions regarding procedures for tendering Existing Notes or requests for additional copies of the enclosed material should be addressed to the Company at the address and telephone number set forth on the back cover of the Offer to Purchase and Exchange.

Very truly yours,

Citadel Broadcasting Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEPOSITARY, THE TRUSTEE, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

IMPORTANT: The Letter of Transmittal (or a facsimile thereof), together with the Existing Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Depositary on or prior to 5:00 p.m., New York City time on the Expiration Date in order for holders to participate in the Offer.

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